Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75622, 333-150694, 333-166828, 333-188599 and 333-223167) of Albemarle Corporation of our report dated June 20, 2019 relating to the financial statements and supplemental schedules of Albemarle Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 20, 2019